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EXHIBIT 99.1

AT PHOTON DYNAMICS:
Vincent Sollitto           Richard Dissly             Beth Popham
Chief Executive Officer    Chief Financial Officer    Marketing Communications
(408) 360-3069             (408) 360-3004             Manager
                                                      (408) 360-3103


AT THE FINANCIAL RELATIONS BOARD:                     AT CR TECHNOLOGY:

Ian Bailey (general information)                      Richard Amtower
Susan Katz (investors/analysts)                       President
(415) 986-1591                                        (949) 448-0443 x 106


             PHOTON DYNAMICS FINALIZES ACQUISITION OF CR TECHNOLOGY

            PHOTON DYNAMICS AND CRT SHAREHOLDERS APPROVE ACQUISITION


SAN JOSE, CA (DECEMBER 1, 1999) -- Photon Dynamics, Inc. (Nasdaq NM: PHTN) today announced the closing of its acquisition of CR Technology, Inc. (CRT). The acquisition was approved by both the shareholders of Photon Dynamics and CRT at the end of November.

Photon Dynamics exchanged 1,960,000 shares of newly-issued common stock for all outstanding capital stock and options of CRT, a leading manufacturer of x-ray and optical inspection systems for semiconductor packaging and printed circuit board (PCB) applications. On a pro forma basis the transaction was accretive in Photon Dynamics' fiscal year 1999. Headquartered in Aliso Viejo, California, CRT will operate as a wholly-owned subsidiary with a newly completed sales facility at Photon Dynamics in San Jose, California.

"We believe that the acquisition of CRT will provide both companies a myriad of benefits in the future," stated Photon Dynamics' Chief Executive Officer, Vincent F. Sollitto. "First, Photon Dynamics and CRT intend to continue to build a global, high-quality customer base of leading flat panel display (FPD) manufacturers, original equipment manufacturers (OEM), and contract manufacturing customers in North America and Asia, which meets our common goal of achieving geographic diversity. Second, as the two companies continue to develop their product lines, they intend to provide FPD manufacturers the increased inspection capability needed to ensure defect-free bonding to glass substrates. This will further support the move toward fully integrated SYSTEMS-ON-GLASS by continuing to improve yield and reduce cost for manufacturers," concluded Mr. Sollitto.

"CRT and Photon Dynamics have long standing reputations for producing superior solutions for the FPD, PCB

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and semiconductor packaging test and inspection markets, "said Richard Amtower, president of CR Technology. "The acquisition will marry these complementary technologies to provide competitive, leading edge future products, increased support and service capabilities for our customers on a global basis," concluded Mr. Amtower.

ABOUT PHOTON DYNAMICS
Photon Dynamics is a leading worldwide supplier of test, inspection, and repair systems for the flat panel display industry. Founded in 1986, the Company currently has approximately 100 employees with subsidiaries in Japan and Korea. The Company has been issued 35 U.S. patents for flat panel display test and inspection technologies and has six U.S. and foreign patent applications pending. As the only company with systems addressing all key areas of flat panel test, inspection, and repair, Photon Dynamics is positioned to provide the complete solution for integrated yield and cost management systems for FPD manufacturers around the world. http://www.photondynamics.com.


ABOUT CR TECHNOLOGY

CR Technology is a leading innovator of quality assurance and process control vision and x-ray inspection systems for semiconductor and electronics manufacturers. Founded in 1983, the company has approximately 50 employees located in its Aliso Viejo headquarters, and a sales office in San Jose, California to support its worldwide customer base. The company's products are used to inspect electronic assemblies, semiconductor devices, Ball Grid Arrays
(BGA), and other advanced components with leadless packages. CR Technology offers vision solutions that work by meeting market demands for faster throughput and higher yields, with ease of use functionality combined with an optimal inspection value. http://www.crtechnology.com.

SAFE HARBOR STATEMENT
To the extent that any of the statements contained herein are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, growth in the FPD market, market acceptance of our products, the development of new products, the enhancement of existing products, manufacturing delays, dependence on principal customers, competitive pricing pressures, product volume and mix, global economic conditions, and particularly, economic conditions in Asia, dependence on international operations, availability of key components, timing of orders received, fluctuations in foreign exchange rates, and the introduction of competing products having technological and/or pricing advantages. As a result, the Company's operating results may fluctuate, especially when measured on a quarterly basis. For further information, refer to the Company's 1999 Form 10-KSB as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.

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